SCHEDULE 14A
 (Rule 14a-101)
 INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

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☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐

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ADDITIONAL SOLICITING MATERIAL

Introduction

Vishay Intertechnology, Inc. is making this filing of additional solicitation material pursuant to Rule 14a-12.

Vishay previously announced its intent to create new “Class C” common stock.  Vishay filed a preliminary consent solicitation statement (Schedule 14A) with the United States Securities and Exchange Commission (“SEC”) on March 9, 2006.  The preliminary consent solicitation statement described a proposal to amend the Company’s composite amended and restated certificate of incorporation to authorize the new Class C common stock (the “Proposed Class C Amendment”).

Vishay has subsequently determined that it would present the Proposed Class C Amendment to its stockholders at its regular annual meeting of stockholders to be held on May 11, 2006.

On March 28, 2006, Vishay filed a preliminary proxy statement on Schedule 14A, which included the Proposed Class C Amendment and other proposals to be voted on at its regular annual meeting of stockholders to be held on May 11, 2006.  The definitive proxy solicitation materials for the annual meeting of stockholders, when available, will be sent to all Vishay stockholders.  Stockholders are advised to read the definitive proxy statement when it becomes available because it contains important information.

Investors may obtain a free copy of the preliminary proxy statement and other documents filed by Vishay with the SEC at the SEC’s website at www.sec.gov, at Vishay’s investor relations website at ir.vishay.com, or by directing a request to: Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355, Attention: Investor Relations.

Annexes A and B are two press releases (dated March 9, 2006 and March 13, 2006, respectively) related to the Proposed Class C Amendment.

Annex A

Vishay Announces Intent to Create New Class of Common Stock

MALVERN, Pa., March 9 -- Vishay Intertechnology, Inc. (NYSE: VSH) today announced its intent to create new “Class C” common stock. The creation of Class C common stock would permit Vishay to raise additional capital or engage in a range of investment and strategic opportunities without materially diminishing the voting power of its existing stockholders.

Each share of Class C common stock would generally have terms identical to a share of Vishay’s currently traded common stock (which would be renamed “Class A” common stock), except with respect to voting power. Each share of Class C common stock would have voting power equal to one-tenth of a vote when voting together with other classes of stock on matters presented to shareholders. Vishay’s “Class A” common stock will continue to be traded on the New York Stock Exchange under the ticker symbol “VSH”, and Vishay anticipates that the Class C common stock will also be traded on the New York Stock Exchange, if and when issued.

The creation and issuance of Class C common stock requires amendment to Vishay’s Certificate of Incorporation. The Board of Directors has adopted resolutions to submit the amendment to stockholders for approval. Vishay has filed a preliminary consent solicitation statement with the United States Securities and Exchange Commission (“SEC”). The definitive solicitation statement, when available, will be sent to Vishay stockholders seeking their consent to the amendment.

If this amendment is approved by the required vote, Vishay may in the future, from time to time, offer shares of the Class C common stock to the public, exchange such shares for other outstanding securities of Vishay and/or issue such shares as consideration in a merger or acquisition. Vishay has no specific plans at this time to issue shares of its Class C common stock. Neither this release nor the consent solicitation constitutes an offering of shares of our Class C common stock, which can only be made in compliance with applicable securities laws.

Where to find additional information:

Investors may obtain a free copy of the preliminary consent solicitation statement and other documents filed by Vishay with the SEC at the SEC’s website at www.sec.gov, at Vishay’s investor relations website at ir.vishay.com, or by directing a request to: Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355, Attention: Investor Relations.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.

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Annex B

Vishay Clarifies Intent to Create New Class of Stock;
No Current Plan to Issue New Shares for Sale to the Public

MALVERN, Pa., March 13 -- Vishay Intertechnology, Inc. (NYSE: VSH) is providing additional background information and insight into its March 9, 2006 press release and preliminary Schedule 14A filing regarding Vishay’s intention to create 200 million shares of a new Class C common stock. There has apparently been some confusion in the investment community with respect to Vishay’s intentions. We reiterate that Vishay is only seeking authorization of shareholders to create the new class, and has no current plans to issue the shares for sale to the public.

As previously disclosed, each share of Class C common stock would have terms identical to a share of Vishay’s currently traded common stock (which would be renamed “Class A” common stock), except with respect to voting power. Each share of Class C common stock would have voting power equal to one-tenth of a vote, and would vote together with other classes of stock on matters presented to shareholders.

Investors should be aware that-

•	As stated previously, Vishay has no specific plans at this time to issue shares of Class C common stock, either in a sale to the public or in an acquisition.
•

In the past, when we have deemed our stock to be undervalued, we have made acquisitions using cash and debt.  We later paid down the debt through cash flow and the sale of stock or convertible securities at prices that we believed appropriately reflected the value of our company. There has been no change to this strategy.

•

Historically, we have acquired many companies, small and large.  We have used stock in only two cases, for the acquisition of General Semiconductor and for the successful tender offer for the outstanding 19.6% shares of Siliconix we did not own previously.

•

Creation of the Class C common stock would give Vishay the flexibility in the future to raise capital and to make or finance acquisitions, including large acquisitions, taking advantage of favorable capital market and business acquisition opportunities, as they arise.

•	Vishay’s policy requires any acquisition, large or small, to be accretive during the first 12 months after the acquisition. Vishay has no intention of changing that policy.

Where to find additional information:

Investors may obtain a free copy of the preliminary Schedule 14A consent solicitation statement and other documents filed by Vishay with the SEC at the SEC’s website at www.sec.gov, at Vishay’s investor relations website at ir.vishay.com, or by directing a request to: Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355, Attention: Investor Relations.

Statements contained in this press release that relate to the Company’s future capital raising and acquisition activity, including the timing and size of the sale of securities to the public or of any acquisition, the Company’s capital raising and business acquisition strategies, the consideration that might be used for a future acquisition or the manner in which any such consideration would be financed or refinanced, and the size, terms, structure and anticipated returns of any such acquisition, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current intentions and expectations only and are subject to certain uncertainties and assumptions. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual capital raising or business acquisition activities and their consequences may vary materially from those intended or anticipated. Among the factors that could cause actual events to materially differ include: general business and economic conditions, particularly in the capital markets; Vishay’s needs for capital to finance operations, internal growth and acquisitions; the mix of capital sources available to Vishay, including its available, internally generated cash; the availability of appropriate acquisition opportunities on terms that the Company considers attractive or reasonable in light of Vishay’s business acquisition

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strategies; difficulties in integrating acquired companies; tax and accounting considerations, including changes in applicable tax laws and accounting conventions, both in the United States and in other jurisdictions in which Vishay conducts or seeks to conduct its operations; and other factors generally affecting the business and operation of Vishay. For a list of other factors affecting the Company’s business and operations, investors are referred to Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. You are urged to refer to the Company’s Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.

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